Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-184808) of PACCAR Financial Corp. and in the related Prospectus of our report dated February 27, 2014 with respect to the financial statements of PACCAR Financial Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Seattle, Washington

February 27, 2014